Exhibit 99.77C

                             Mercantile Funds, Inc.
                                 ("Registrant")
                                   Form N-SAR
                For the Six Month Period Ended November 30, 2003

Sub-Item 77C: Matters submitted to a vote of security holders

(1) At a Special Meeting of Shareholders of the Company's Limited Maturity Bond and Total Return Bond Funds held on July 7, 2003, the following action was taken:

A new Sub-Advisory Agreement between Mercantile Capital Advisors and Boyd Watterson Asset Management, LLC with respect to the Limited Maturity Bond and Total Return Bond Funds was approved as follows:

--------------------------------------------------------------------------------
                                  Shares Voted       Shares Voted    Shares
Fund                              For                Against         Abstained
--------------------------------------------------------------------------------
Limited Maturity Bond Fund        14,334,844.868     26,773.188      18,797.528
--------------------------------------------------------------------------------
Total Return Bond Fund            12,472,681.640     10,909.389      56,074.534
--------------------------------------------------------------------------------

(2) At a Special Meeting of Shareholders of the Company's Capital Opportunities Bond Fund held on October 10, 2003, the following actions were taken:

A new Sub-Advisory Agreement between Mercantile Capital Advisors and Delaware Management Company with respect to the Capital Opportunities Fund was approved as follows:

Votes For                  Votes Against             Abstained
-------------------------------------------------------------------------
11,176,025.792                   0                    1,804.277